Exhibit 99.1

                 SUREWEST TO RECEIVE CASH AND STOCK DISTRIBUTION

     ROSEVILLE, Calif., Oct. 20 /PRNewswire-FirstCall/ -- Leading independent telecommunications holding company SureWest Communications (Nasdaq: SURW) announced today that it has resolved a claim it filed in January, 2003, in the MCI bankruptcy proceeding. SureWest's claim related to pre-petition accounts receivable, and to a conditional payment made by SureWest to MCI in 2001 in connection with anticipated interstate overearnings during the 1999-2000 monitoring period.

     (Logo: http://www.newscom.com/cgi-bin/prnh/20050908/SFSUREWESTLOGO )

     In accordance with the MCI Plan of Reorganization, SureWest will receive a distribution of cash and stock, with a combined estimated value of approximately $1.4 million. The value of the distribution will be recognized as a benefit to the statement of operations in the fourth quarter of 2005.

     About SureWest Communications
     With more than 90 years in Northern California, SureWest and its family of companies together provide a wide variety of highly reliable advanced communications products and services. SureWest provides digital TV, fiber optics, PCS wireless, DSL, high-speed Internet access, data transport, local and long distance telephone service, and directories with the highest standards of customer care. For more information, visit the SureWest web site at www.surewest.com.

     Safe Harbor Statement
     Statements made in this news release that are not historical facts are forward-looking statements and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. In some cases, these forward-looking statements may be identified by the use of words such as may, will, should, expect, plan, anticipate, or project or the negative of those words or other comparable words. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Such forward-looking statements are subject to a number of risks, assumptions and uncertainties that could cause the company's actual results to differ from those projected in such forward-looking statements.

     Important factors that could cause actual results to differ from those set forth in the forward-looking statements include, but are not limited to: advances in telecommunications technology, changes in the telecommunications regulatory environment, changes in the financial stability of other telecommunications providers who are customers of the company, changes in competition in markets in which the company operates, adverse circumstances affecting the economy in California in general, and in the Sacramento, California Metropolitan area in particular, the availability of future financing, changes in the demand for services and products, new product and service development and introductions, pending and future litigation, the internal control issues identified by the company, and unanticipated changes in the growth of the company's emerging businesses, including the wireless, Internet, video and Competitive Local Exchange Carrier operating entities.

     Contact:  Karlyn Oberg
               Director of Investor Relations
               916-786-1799
               k.oberg@surewest.com

SOURCE  SureWest Communications
    -0-                             10/20/2005
    /CONTACT: Karlyn Oberg, Director of Investor Relations of SureWest Communications, +1-916-786-1799, or k.oberg@surewest.com/